Exhibit 99.1

American Resources Corporation Provides Update on Perry County Resources

Company preparing to restart metallurgical carbon mining and processing operations at restructured complex

Perry County Resources restructured to be one of the lowest cost and most innovative PCI and stoker operations in the United States

July 6th, 2020 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / July , 2020 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a supplier of raw materials to the rapidly growing global infrastructure marketplace, announced today progress to commence mining operations at its Perry County Resources (“PCR”) mining complex in Hazard, Kentucky.

American Resources has been a consolidator and operator of quality metallurgical carbon assets in the Central Appalachian basin (“CAPP”) to serve customers in the steelmaking, specialty alloy metals, and industrial marketplaces. Its next-generation model and philosophy is to restructure existing, legacy operations to better fit the modern-day marketplace by eliminating legacy costs and liabilities to significantly increase the overall efficiency and profitability of its complexes. PCR is one of the Company’s five operating complexes within the CAPP. The complex was acquired in September 2019 and has undergone a major restructuring to eliminate an estimated $45 million of annual expenses to fit the Company’s operating model and to set the complex up for long-term viability and employment for the community.

Mark Jensen, Chairman and CEO of American Resources Corporation stated, “We are extremely proud of our team for the coordination and efforts to prepare Perry County Resources to be brought back online under our low-cost operating model. During these unique and challenging times, we are extremely grateful that we have stayed healthy and have advanced our operations to being safer and more efficient. We believe the achievements have set the Perry County operations up to be one of the lowest, if not the lowest, PCI operations in the country that has production capabilities of over 1.0 million tons per year.”

Production at PCR has been idle during the COVID-19 outbreak to ensure a safe working environment, to protect the health of its employees and others, to mitigate the spread of the virus, and to better navigate the global economic disruption. During such time, American Resources has pulled forward a number of environmental reclamation projects at PCR, that were created by the prior operator, to further lower the Company’s holding costs as well as implement additional efficiencies at its PCR and McCoy Elkhorn subsidiaries.

In preparation to restart production at PCR, American Resources has executed on the following initiatives:

1.
Installed a new slope belt at PCR’s E4-2 deep mine
2.
Pumped excess water from the E4-2 mine
3.
Prepared staffing plans to match the E4-2 revised and more efficient mine plan for long term stability

Additionally, the company has received approval to begin the process of installing seals in the E4-2 mine to close off the mine’s old works. The installation of seals at the mine will cost approximately $150,000 to install but will significantly reduce the mines operating costs per month by an estimated $60,000 to $90,000, and most importantly well make the mine a significantly safer place to work for its employees.

“We’re really proud of the changes we made at PCR and are extremely excited for our employees, customers, shareholders and community to reintroduce PCR as one of the most innovative metallurgical carbon complexes in the industry. We are currently working on some additional innovative initiatives that are really exciting and that we hope to be able to announce to the market in short order,” added Mr. Jensen.

American Resources anticipates restarting the E4-2 mine and PCR complex within the next 45 days. Over the next twelve months, the Company plans on filling approximately 140 positions at PCR with the capability to expand over the next five years to over 211 long term sustainable jobs for the community.

About American Resources Corporation

American Resources Corporation is a supplier of high-quality raw materials to the rapidly growing global infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure market while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:

JTC Team, LLC
Jenene Thomas
833-475-8247
AREC@jtcir.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications
investor@americanresourcescorp.com

Source: American Resources Corporation

2